Exhibit 99.2

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

Baikang Biological Group Holdings Limited (the “Company”) has included in this Registration Statement on Form F-1 its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of April 30, 2018 and 2017 and for each of the two fiscal years ended April 30, 2018 and 2017, and unaudited interim consolidated financial statements as of October 31, 2018 and for each of the six-month periods ended October 31, 2018 and 2017.

Instruction 2 to Item 8.A.4 of Form 20-F provides that a company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, the Registrant hereby represents to the Securities and Exchange Commission that:

1.       The Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements not older than 12 months after the Company’s fiscal year-end;

2.       Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

3.       The Company does not anticipate that its audited financial statements for the year ended April 30, 2019 will be available until August 2019; and

4.       In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Baikang Biological Group Holdings Limited

Date: May 24, 2019	/s/ Jinping Wu
By: Jinping Wu
Title: Chief Financial Officer